CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT ("Agreement") is made and entered into in duplicate effective the 30th day of May 2013, by and between ADM Endeavors, Inc., a Nevada corporation ("Company"), and Calvin Mees ("Consultant").

RECITALS

A. It is the desire of the Company to engage the services of the Consultant to consult with the Company regarding certain opportunities available to the Company and other relevant matters relating to the business of the Company, including, maintenance of books and records, Quarterly and Annual filings and matters relating to Public Relations, including the preparation of News Releases.

B. It is the desire of the Consultant to so consult with the Board of Directors of the Company ("Board") and the officers of the Company concerning those matters.

D. The parties desire that the Company retain the Consultant to consult with the Company and assist the management of the Company, on the terms and subject to the conditions specified in this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SPECIFIED ABOVE THAT SHALL BE DEEMED TO BE A SUBSTANTIVE PART OF THIS AGREEMENT, AND THE MUTUAL COVENANTS, PROMISES, UNDERTAKINGS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES DO HEREBY COVENANT, PROMISE, AGREE, REPRESENT AND WARRANT AS FOLLOWS:

1. **Incorporation of Recitals.** The recitals of this Agreement, specified above, by this reference, are made a part of this agreement as though specified completely and specifically at length in this Agreement.

2. **Term of Agreement.** The respective duties and obligations of the parties shall commence on the date of execution of this Agreement and shall continue for a period of one year (twelve months), until the 30 of May, 2014. In the event either party to this Agreement desires to terminate this Agreement, that party shall provide to the other party notice of that party's intention to terminate this Agreement and that notice shall specify the date of termination of this Agreement; provided, however, that such date of termination shall not be sooner than thirty (30) days after the date that such notice is given to such other party. If either party terminates this agreement before the full term of the agreement, the consultant shall receive compensation on a pro-rated basis for that portion of the term completed.

3. **Consultations.** The Consultant shall make itself available to consult with the management of the Company at reasonable times, concerning the development and expansion of the Company's operations and other related matters, which include any problem of importance relating to the business affairs of the Company, including, maintenance of books and records, Quarterly and Annual filings and matters relating to Public Relations, including the preparation of News Releases.

4. **Management Power of Consultant.** The business affairs of the Company and the operation of the business of the Company shall be conducted solely by the management of the Company. It is the intention of the Company not to confer on the Consultant, and the Consultant shall not have, any power of direction, management, supervision or control of the Company or to otherwise be involved with the management of the business of the Company.

5. **Authority to Contract.** The Consultant shall have no power to, and the Consultant shall not, obligate the Company in any manner whatsoever to any contract, agreement, undertaking, commitment or other obligation.

6. **Compensation.** As consideration for the services to be provided by the Consultant pursuant to the provisions of this Agreement, the Company shall (i) pay to the Consultant upon demand and pro-rated over the term of this agreement a total of 2,250,000 (Two million two hundred fifty thousand) common shares of the companies' stock. Under the terms of this compensation agreement the consultant may demand an issuance every 90 days for that pro-rated portion of common stock earned under this agreement, however any and all unissued shares due the consultant at the end of the term of this agreement are due to the consultant within 5 business days ;and (ii) reimburse the Consultant any and all expenses incurred by the Consultant related to the services performed by the Consultant pursuant to this Agreement, which expenses shall be specified on those invoices provided by the Consultant to the Company contemplated by this paragraph 6 and shall be approved by the management of the Company and which approval shall not be unreasonably withheld. All work products created by the consultant for the company, become the companys' property, only upon full compensation of the consultant by the company.

7. **Registration Status of Consultant.** The Consultant is not engaged in the business of effecting transactions in securities for the accounts of others. Neither the Consultant nor any of its officers, directors, shareholders or employees is registered with any agency as a broker-dealer, investment advisor or investment manager, and, as a result, is precluded by law from providing to the Company services which would be considered to be those of a broker-dealer, investment advisor or investment manager in connection with the placement, offer or sale of securities. In that regard, the Consultant shall not offer, offer to sell, offer for sale, sell, or induce or attempt to induce the purchase or sale of any securities of the Company. None of the services to be provided by the Consultant pursuant to the provisions of this Agreement are intended to be or shall be construed as offering or selling securities, or providing investment, legal or tax advice. The Consultant makes no guarantees or warrantees to the Company regarding the results of the Consultant's services contemplated by the provisions of this Agreement.

8. **Services of Consultant Not Exclusive.** The Consultant and or its officers, directors, shareholders, employees and other representatives may represent, perform services for, and be employed by, any additional persons as the Consultant and those representatives, in their sole discretion, determine to be necessary or appropriate.

9. **Employment of Assistants.** If it is necessary for the Consultant to have the aid of assistants or the services of other persons in order to perform the duties and obligations required of the Consultant pursuant to this Agreement, the Consultant may, subject to the provisions of Paragraph 6 of this Agreement, from time to time, employ, engage or retain the services of such other persons. Any and all costs to the Consultant for those services shall be chargeable to the Company.

10. **Failure to Act by Representative of Consultant.** Any direction or consultation given or service performed by any duly designated representative of the Consultant pursuant to the provisions of this Agreement, shall constitute the direction or consultation or the performance of the Consultant. In the event, for any reason whatsoever, any representative of the Consultant is unable or unwilling to act or perform pursuant to the provisions of this Agreement, that event shall not void this Agreement or diminish its effect, and the performance by any other representative of the Consultant shall constitute full and complete performance of the Consultant's obligations pursuant to this Agreement.

11. **Amount of Service.** The Consultant shall devote only so much time, to the affairs of the Company as it, in its sole judgment, determines to be necessary.

12. **Relationship Created.** The Consultant is not an employee of the Company for any purpose whatsoever, but is an independent contractor. The Company is interested only in the results obtained by the Consultant, who shall have the sole and exclusive control of the manner and means of performing pursuant to this Agreement. The Company shall not have the right to require the Consultant to collect accounts, investigate complaints, attend meetings, follow prescribed itineraries, keep records of business transacted, make adjustments, conform to particular policies of the Company, or do anything else which would jeopardize the relationship of independent contractor between the Company and the Consultant. The provisions of Paragraph 6 of this Agreement notwithstanding, all expenses and disbursements for office, clerical and general administrative expenses of the Consultant that may be incurred by the Consultant in connection with the services to be provided by the Consultant pursuant to this Agreement shall be borne and paid wholly and completely by the Consultant, and the Company shall not be in any way responsible or liable therefore.

13. **Indemnification.** Each party shall save the other party harmless from and against and shall indemnify the other party for any liability, loss, cost, expense, or damage however caused by reason of any injury (whether to body, property, or personal or business character or reputation) sustained by any person or to any person or to property by reason of any act, neglect, default, or omission of such party or any of such party's agents, employees, or other representatives, and such party shall pay any and all amounts to be paid or discharged in the event of an action for any such liability, loss, cost, expense or damage. If either party is sued in any court for damages by reason of any of the acts of the other party referred to in this paragraph, such other party shall defend that action (or cause that action to

be defended) at such other party's own expense and shall pay and discharge any judgment that may be rendered in that action; if such other party fails or neglects to so defend in that action, the party sued may defend that action and any expenses, including reasonable attorneys fees, which such party may pay or incur in defending that action and the amount of any judgment which such party may be required to pay as a result of that action shall be promptly reimbursed by the other party upon demand.

14. **Governmental Rules and Regulations.** The provisions of this Agreement and the relationship contemplated by those provisions are subject to any and all present and future orders, rules and regulations of any duly constituted authority having jurisdiction of that relationship and those provisions.

15. **Notices.** All notices, requests, demands or other communications pursuant to this Agreement shall be in writing or by telex or facsimile transmission and shall be deemed to have been duly given (i) on the date of service, if delivered in person or by telex or facsimile transmission (with the telex or facsimile confirmation of transmission receipt serving as confirmation of service when sent and provided telexed or telecopied notices are also mailed by first class, certified or registered mail, postage prepaid); or (ii) 48 hours after mailing by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

If to the Company: ADM Endeavors, Inc.
2021 N. 3rd St.
Bismarck, ND. 58501

If to the Consultant: Calvin Mees
1353 Middleton Dr.
Cedar Hill, TX. 75104

or at such other address as the party affected may designate in a written notice to such other party in compliance with this paragraph.

16. **Entire Agreement.** This Agreement is the final written expression and the complete and exclusive statement of all the agreements, conditions, promises, representations, warranties and covenants between the parties with respect to the subject matter of this Agreement, and this Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, warranties, covenants, understandings and discussions by and between and among the parties, their respective representatives, and any other person, with respect to the subject matter specified in this Agreement. This Agreement may be amended only by an instrument in writing which expressly refers to this Agreement and specifically indicates that such instrument is intended to amend this Agreement and is signed by each of the parties.

17. **Number and Gender.** Whenever the singular number is used in this Agreement, and when required by the context, the same shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders, and vice versa; and the word "person" shall include corporation, firm, Company, estate, joint venture, governmental agency, sole proprietorship, political subdivision, company, congregation,

organization, fraternal order, club, league, society, municipality, association, joint stock company, partnership or other form of entity.

18. Execution in Counterparts. This Agreement may be prepared in multiple copies and forwarded to each of the parties for execution. All of the signatures of the parties may be affixed to one copy or to separate copies of this Agreement and when all such copies are received and signed by all the parties, those copies shall constitute one agreement which is not otherwise separable or divisible.

19. Choice of Law. All questions concerning the validity, interpretation or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties, shall be governed by, and resolved in accordance with, the laws of the State of Nevada.

20. Assign ability. Neither party shall sell, assign, transfer, convey or encumber this Agreement or any right or interest in this Agreement or pursuant to this Agreement, or suffer or permit any such sale, assignment, transfer or encumbrance to occur by operation of law without the prior written consent of the other party. In the event of any sale, assignment, transfer or encumbrance consented to by such other party, the transferee or such transferee's legal representative shall agree with such other party in writing to assume personally, perform and be obligated by, the covenants, obligations, warranties, representations, terms, conditions and provisions specified in this Agreement.

21. Severability. In the event any part of this Agreement or the subject matter of this Agreement, for any reason, is determined by a court of competent jurisdiction to be invalid, such determination shall not affect the validity of any remaining portion or subject matter of this Agreement, which remaining portion or subject matter shall remain in full force and effect as if this Agreement had been executed with the invalid portion or subject matter thereof eliminated. It is hereby declared the intention of the parties that they would have executed the remaining portion or subject matter of this Agreement without including any such part, parts, portion or subject matter which, for any reasons, may be hereafter determined to be invalid.

22. Consent to Agreement. By executing this Agreement, each party, for itself represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement. Each party represents, warrants and covenants that such party executes and delivers this Agreement of its own free will and with no threat, undue influence, menace, coercion or duress, whether economic or physical. Moreover, each party represents, warrants, and covenants that such party executes this Agreement acting on such party's own independent judgment.

IN WITNESS WHEREOF the parties have executed this Consultant Agreement in duplicate and in multiple counterparts, each of which shall have the force and effect of an original, effective on the date specified in the preamble of this Agreement.

CORPORATION:	CONSULTANT:
ADM Endeavors, Inc. Ardell D. Mees	Calvin Mees
By: Ardell D Mees	By: [signature]
Its: President	